Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Sound Point Meridian Capital, Inc. of our report dated May 29, 2025, except for the Senior Securities Table in Note 14 to the financial statements, as to which the date is June 24, 2025, relating to the financial statements which appears in Sound Point Meridian Capital, Inc.’s Certified Shareholder Report on Form N-CSR/A for the period ended March 31, 2025. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 2, 2026